Exhibit 99.1

Bristol Myers Squibb Reports First Quarter Financial Results for 2025
Results Reflect Continued Growth Portfolio Momentum and Disciplined Execution

•First quarter revenues were $11.2 billion, -6% (-4% Ex-FX)
◦Growth Portfolio revenues were $5.6 billion, +16% (+18% Ex-FX)
•GAAP EPS was $1.20 and non-GAAP EPS was $1.80
•Raising 2025 revenue guidance to a range of ~$45.8 billion to $46.8 billion; Increasing non-GAAP EPS range to $6.70 to $7.00

(PRINCETON, N.J., April 24, 2025) – Bristol Myers Squibb (NYSE: BMY) today reports results for the first quarter of 2025.

“Our strong execution in the first quarter drove continued momentum across our Growth Portfolio and meaningful progress in the pipeline,” said Christopher Boerner, Ph.D., board chair and chief executive officer, Bristol Myers Squibb. “We are advancing our multi-year plan to become a more agile and efficient company, while strengthening the foundation for top-tier, long-term growth. Our strategy is clear, and our actions are accelerating the delivery of transformational medicines to patients."

	First Quarter Results
$ in millions, except per share amounts	2025	2024	Change	Change Excl. FX**
Total Revenues	$11,201	$11,865	(6)%	(4)%
Earnings/(Loss) Per Share - GAAP*	1.20	(5.89)	N/A	N/A
Earnings/(Loss) Per Share - Non-GAAP*	1.80	(4.40)	N/A	N/A
Acquired IPRD Charge and Licensing Income Net Impact on Earnings/(Loss) Per Share	(0.04)	(6.30)	N/A	N/A
*GAAP and Non-GAAP earnings/(loss) per share include the net impact of Acquired IPRD charges and licensing income.
**See "Use of Non-GAAP Financial Information".

FIRST QUARTER RESULTS
All comparisons are made versus the same period in 2024 unless otherwise stated.
•Total revenues of $11.2 billion decreased 6%, or 4% Ex-FX.
◦U.S. revenues of $7.9 billion decreased 7%.
◦International revenues of $3.3 billion decreased 2%, or increased 2% Ex-FX.
•Growth Portfolio revenues of $5.6 billion increased 16% on a reported basis, or 18% Ex-FX. Revenue growth was primarily driven by Opdivo, Breyanzi, Reblozyl and Camzyos and reflects the strong early U.S. launch of Cobenfy.
•Legacy Portfolio revenues of $5.6 billion declined 20% on a reported basis and Ex-FX. The decline was driven by continued generic impact on Revlimid, Pomalyst, Sprycel and Abraxane, as well as the impacts from U.S. Medicare Part D redesign.

FIRST QUARTER PRODUCT REVENUE HIGHLIGHTS(d)

($ amounts in millions)	Quarter Ended March 31, 2025			% Change from Quarter Ended March 31, 2024			% Change from Quarter Ended March 31, 2024 Ex-FX**
	U.S.	Int'l	WW(c)	U.S.	Int'l	WW(c)	Int'l	WW(c)
Growth Portfolio
Opdivo	$1,332	$933	$2,265	15%	1%	9%	7%	12%
Opdivo Qvantig	8	—	9	N/A	N/A	N/A	N/A	N/A
Orencia	555	215	770	(3)%	(5)%	(4)%	(1)%	(2)%
Yervoy	394	230	624	7%	7%	7%	12%	9%
Reblozyl	390	89	478	33%	44%	35%	49%	36%
Opdualag	228	25	252	15%	>200%	23%	>200%	23%
Breyanzi	204	60	263	133%	>200%	146%	>200%	148%
Camzyos	126	33	159	63%	>200%	89%	>200%	90%
Zeposia	61	46	107	(16)%	22%	(3)%	26%	(2)%
Abecma	59	45	103	13%	47%	26%	54%	28%
Sotyktu	32	23	55	(5)%	138%	27%	146%	29%
Krazati	44	4	48	116%	>200%	125%	>200%	125%
Cobenfy	27	—	27	N/A	N/A	N/A	N/A	N/A
Other Growth Products(a)	174	229	403	13%	34%	24%	35%	25%
Total Growth Portfolio	3,633	1,930	5,563	18%	13%	16%	18%	18%
Legacy Portfolio
Eliquis	2,646	919	3,565	(6)%	2%	(4)%	5%	(3)%
Revlimid	809	127	936	(44)%	(41)%	(44)%	(39)%	(44)%
Pomalyst/Imnovid	537	122	658	(10)%	(55)%	(24)%	(53)%	(24)%
Sprycel	126	49	175	(56)%	(47)%	(53)%	(43)%	(53)%
Abraxane	40	65	105	(72)%	(10)%	(52)%	(6)%	(50)%
Other Legacy Products(b)	82	116	199	(14)%	(10)%	(12)%	(8)%	(11)%
Total Legacy Portfolio	4,240	1,398	5,638	(21)%	(17)%	(20)%	(14)%	(20)%
Total Revenues	$7,873	$3,328	$11,201	(7)%	(2)%	(6)%	2%	(4)%

**    See "Use of Non-GAAP Financial Information".
(a)    Includes Augtyro, Onureg, Inrebic, Nulojix, Empliciti and royalty revenue.
(b)    Includes other mature brands.
(c)    Worldwide (WW) includes U.S. and International (Int'l).
(d)     For the above table and all subsequent tables, certain totals may not sum due to rounding. Percentages have been calculated using unrounded amounts.

FIRST QUARTER COST & EXPENSES
All comparisons are made versus the same period in 2024 unless otherwise stated.
The table below presents selected line item information.

	Three Months Ended March 31, 2025			Three Months Ended March 31, 2024
($ amounts in millions)	GAAP	Specified Items**	Non-GAAP	GAAP	Specified Items**	Non-GAAP
Cost of products sold	$3,033	(14)	$3,018	$2,932	(22)	$2,910
Gross margin(a)	72.9%		73.1%	75.3%		75.5%
Selling, general and administrative	1,584	(1)	1,583	2,367	(378)	1,989
Research and development	2,257	(21)	2,235	2,695	(349)	2,346
Acquired IPRD	188	—	188	12,949	—	12,949
Amortization of acquired intangible assets	830	(830)	—	2,357	(2,357)	—
Other (income)/expense, net	339	(489)	(150)	81	(235)	(154)
Effective tax rate	17.1%	(2.1)%	15.1%	(3.4)%	(5.6)%	(9.0)%
**See "Use of Non-GAAP Financial Information" and refer to the Specified Items schedule below for further detail.
(a) Represents revenue minus cost of products sold divided by revenue.

•Gross margin decreased from 75.3% to 72.9% on a GAAP basis, and from 75.5% to 73.1% on a non-GAAP basis, primarily due to product mix.
•Selling, general and administrative expenses of $1.6 billion decreased 33% on a GAAP basis, primarily due to one-time acquisition-related expenses in 2024 and results from our strategic productivity initiative in 2025. Non-GAAP selling, general and administrative expenses of $1.6 billion decreased 20%, primarily reflecting results from our strategic productivity initiative.
•Research and development expenses of $2.3 billion decreased 16% on a GAAP basis, primarily from one-time acquisition-related expenses in 2024. Non-GAAP research and development expenses of $2.2 billion decreased 5%, primarily driven by results from our strategic productivity initiative.
•Acquired IPRD charge of $188 million decreased from $12.9 billion on a GAAP and non-GAAP basis, primarily due to the prior year Karuna acquisition and SystImmune collaboration. Licensing income of $87 million increased from $12 million.
•Amortization of acquired intangible assets of $830 million decreased 65% on a GAAP basis, primarily due to lower amortization expense related to Revlimid.
•Effective tax rate in 2025 on a GAAP and non-GAAP basis was 17.1% and 15.1%, respectively. The 2024 GAAP and non-GAAP effective tax rate was impacted by the $12.1 billion one-time non-tax-deductible charge for the Karuna acquisition.
•Reported net income attributable to Bristol Myers Squibb on a GAAP basis of $2.5 billion, or $1.20 per share, in the first quarter compared to a net loss of $11.9 billion, or $(5.89) per share, in the prior year. Non-GAAP net earnings attributable to Bristol Myers Squibb of $3.7 billion, or $1.80 per share, compared to a net loss of $8.9 billion, or $(4.40) per share, in the prior year.

PRODUCT AND PIPELINE UPDATES
Entries organized by date and inclusive of first quarter and recent updates.

Asset	Date Announced	Milestone
CobenfyTM (xanomeline and trospium chloride)	April 22
The Phase 3 ARISE trial evaluating Cobenfy as an adjunctive treatment to atypical antipsychotics in adults with schizophrenia did not meet the threshold for statistical significance for the primary endpoint.

Camzyos® (mavacamten)	April 17
The U.S. Food and Drug Administration (FDA) updated the U.S. Prescribing Information for Camzyos, simplifying treatment options for patients and physicians by reducing the required echo monitoring for eligible patients in the maintenance phase and expanding patient eligibility by reducing contraindications.

Camzyos	April 14
The Phase 3 ODYSSEY-HCM trial evaluating Camzyos for the treatment of adult patients with symptomatic New York Heart Association class II-III non-obstructive hypertrophic cardiomyopathy did not meet its dual primary endpoints.

Opdivo® (nivolumab) + Yervoy® (ipilimumab)	April 11	The FDA approved Opdivo plus Yervoy as a first-line treatment for adult patients with unresectable or metastatic hepatocellular carcinoma (HCC).
Opdivo + Yervoy	April 8
The FDA approved Opdivo plus Yervoy as a first-line treatment of adult and pediatric patients (12 years and older) with unresectable or metastatic microsatellite instability-high or mismatch repair deficient colorectal cancer.

Opdivo	March 28
The Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) recommended approval of the perioperative regimen of Opdivo, in combination with platinum-based chemotherapy as neoadjuvant treatment, followed by Opdivo as monotherapy, as adjuvant treatment after surgical resection for the treatment of resectable non-small cell lung cancer at high risk of recurrence in adult patients whose tumors have PD-L1 expression ≥1%.

Subcutaneous formulation of Opdivo	March 28
The CHMP of the EMA recommended approval of a new Opdivo formulation associated with a new route of administration (subcutaneous use), a new pharmaceutical form (solution for injection) and a new strength (600 mg/vial).

Breyanzi® (lisocabtagene maraleucel)	March 14	The European Commission (EC) granted approval to Breyanzi for the treatment of adult patients with relapsed or refractory follicular lymphoma after two or more lines of systemic therapy.
Sotyktu® (deucravacitinib)	March 8	Announced positive data from the pivotal Phase 3 POETYK PsA-2 trial evaluating the efficacy and safety of Sotyktu in adults with active psoriatic arthritis.
Opdivo + Yervoy	March 7	The EC approved Opdivo plus Yervoy for the first-line treatment of adult patients with unresectable or advanced HCC.

Opdivo	February 19
Announced the final analysis of overall survival (OS) from the Phase 3 CheckMate -816 study. The results showed a statistically significant and clinically meaningful improvement in OS, a key secondary endpoint, compared to neoadjuvant chemotherapy alone.

Sotyktu	February 16
Announced new five-year results from the POETYK PSO long-term extension trial of Sotyktu treatment in adult patients with moderate-to-severe plaque psoriasis. The safety profile of Sotyktu remained consistent through five years with no new safety signals identified.

OpdualagTM (nivolumab and relatlimab-rmbw)	February 13
The Phase 3 RELATIVITY-098 trial evaluating Opdualag for the adjuvant treatment of patients with completely resected stage III-IV melanoma did not meet its primary endpoint of recurrence-free survival.

Breyanzi	February 10
Announced positive topline results from the Phase 2 TRANSCEND FL trial evaluating Breyanzi in adult patients with relapsed or refractory marginal zone lymphoma. The trial cohort met its primary endpoint of overall response rate and key secondary endpoint of complete response rate.

Financial Guidance
Bristol Myers Squibb is raising key 2025 non-GAAP line-item guidance assumptions as outlined below.
The company is increasing its full-year revenue guidance from approximately $45.5 billion to a range of approximately $45.8 billion to $46.8 billion, reflecting the strong performance of the Growth Portfolio, better-than-expected Legacy Portfolio sales in the first quarter of 2025, and a favorable impact of approximately $500 million related to foreign exchange rates.
In addition, full-year operating expense expectations remain approximately $16 billion, with an additional $200 million foreign exchange impact. The company now anticipates other income and expense in 2025 to be approximately $100 million of income due to higher-than-expected royalties and favorable interest income.
As a result of these changes, the company is raising the midpoint of its 2025 non-GAAP EPS guidance by $0.15 per share to an expected range of $6.70 to $7.00.
The stated guidance revisions include the estimated impact of current tariffs on U.S. products shipped to China, but do not account for any potential pharmaceutical sector tariffs.

Non-GAAP[2,3]
	February (Prior)	April (Updated)
Total Revenues (Reported & Ex-FX)	~$45.5 billion	~$45.8 - $46.8 billion
Gross Margin %	~72%	No change
Operating Expenses[1]	~$16 billion	~$16.2 billion
Other income/(expense)	~$30 million	~$100 million
Effective tax rate	~18%	No change
Diluted EPS	$6.55-$6.85	$6.70-$7.00
1 Operating Expenses = SG&A and R&D.
2 See "Use of Non-GAAP Financial Information."
3 February was calculated using foreign exchange rates as of January 9, 2025, and April was calculated using foreign exchange rates as of April 23, 2025.

The 2025 financial guidance excludes the impact of any potential future strategic acquisitions, divestitures, specified items that have not yet been identified and quantified, and the impact of future Acquired IPRD charges and licensing income. To the extent we have quantified the impact of significant R&D charges or other income resulting from upfront or contingent milestone payments in connection with asset acquisitions or licensing of third-party intellectual property rights, we may update this information from time to time on our website www.bms.com, in the "Investors" section. Non-GAAP guidance assumes exchange rates as of the date noted. The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.

A reconciliation of forward-looking non-GAAP measures, including non-GAAP EPS, to the most directly comparable GAAP measures is not provided because comparable GAAP measures for such measures are not reasonably accessible or reliable due to the inherent difficulty in forecasting and quantifying measures that would be necessary for such reconciliation. Namely, we are not, without unreasonable effort, able to reliably predict the impact of accelerated depreciation and impairment charges, legal and other settlements, gains and losses from equity investments and other adjustments. In addition, the company believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors. These items are uncertain, depend on various factors and may have a material impact on our future GAAP results. See "Cautionary Statement Regarding Forward-Looking Statements" and "Use of Non-GAAP Financial Information."

Conference Call Information
Bristol Myers Squibb will host a conference call today, Thursday, April 24, 2025, at 8:00 a.m. ET, during which company executives will review financial results with the investment community.
Investors and the general public are invited to listen to a live webcast of the call at http://investor.bms.com. Materials related to the call will be available at http://investor.bms.com prior to the start of the conference call.

A replay of the webcast will be available at http://investor.bms.com approximately three hours after the conference call concludes.

About Bristol Myers Squibb: Transforming Patients' Lives Through Science
At Bristol Myers Squibb, our mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. We are pursuing bold science to define what's possible for the future of medicine and the patients we serve. For more information, visit us at BMS.com and follow us on LinkedIn, X, YouTube, Facebook and Instagram.
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For more information, contact:
Media Relations: media@bms.com
Investor Relations: investor.relations@bms.com

Use of Non-GAAP Financial Information
In discussing financial results and guidance, the company refers to financial measures that are not in accordance with U.S. Generally Accepted Accounting Principles (GAAP). The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management has evaluated the company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believes that the non-GAAP financial measures presented portray the results of the company's baseline performance, supplement or enhance management's, analysts' and investors' overall understanding of the company’s underlying financial performance and trends and facilitate comparisons among current, past and future periods. In addition, non-GAAP gross margin, which is gross profit excluding certain specified items, as a percentage of revenues, non-GAAP operating margin, which is gross profit less selling, general and administrative expenses and research and development expenses excluding certain specified items as a percentage of revenues, non-GAAP operating expenses, which is selling, general and administrative and research and development expenses excluding certain specified items, non-GAAP selling, general and administrative expenses, which is selling, general and administrative expenses excluding certain specified items, and non-GAAP research and development expenses, which is research and development expenses excluding certain specified items, are relevant and useful for investors because they allow investors to view performance in a manner similar to the method used by our management and make it easier for investors, analysts and peers to compare our operating performance to other companies in our industry and to compare our year-over-year results.

This earnings release and the accompanying tables also provide certain revenues and expenses, as well as non-GAAP measures, excluding the impact of foreign exchange ("Ex-Fx"). We calculate foreign exchange impacts by converting our current-period local currency financial results using the prior period average currency rates and comparing these adjusted amounts to our current-period results. Ex-Fx financial measures are not accounted for according to GAAP because they remove the effects of currency movements from GAAP results.

Non-GAAP financial measures such as non-GAAP earnings and related EPS information are adjusted to exclude certain costs, expenses, gains and losses and other specified items that are evaluated on an individual basis after considering their quantitative and qualitative aspects and typically have one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of past or future operating results. These items are excluded from non-GAAP earnings and related EPS information because the company believes they neither relate to the ordinary course of the company’s business nor reflect the company’s underlying business performance. Similar charges or gains were recognized in prior periods and will likely reoccur in future periods, including amortization of acquired intangible assets, including product rights that generate a significant portion of our ongoing revenue and will recur until the intangible assets are fully amortized, unwinding of inventory purchase price adjustments, acquisition and integration expenses, restructuring costs, accelerated depreciation and impairment of property, plant and equipment and intangible assets, divestiture gains or losses, stock compensation resulting from acquisition-related equity awards, pension, legal and other contractual settlement charges, equity investment and contingent value rights fair value adjustments (including fair value adjustments attributed to limited partnership equity method investments), and amortization of fair value adjustments of debt acquired from Celgene in our 2019 exchange offer, among other items. Deferred and current income taxes attributed to these items are also adjusted for considering their individual impact to the overall tax expense, deductibility and jurisdictional tax rates.

Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related financial measures presented in the press release that are prepared in accordance with GAAP and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Reconciliations of the non-GAAP financial measures to the most comparable GAAP measures are provided in the accompanying financial tables and will also be available on the company’s website at www.bms.com. Within the accompanying financial tables presented, certain columns and rows may not add due to the use of rounded numbers. Percentages and EPS amounts presented are calculated from the underlying amounts.

A reconciliation of forward-looking non-GAAP measures, including non-GAAP EPS, to the most directly comparable GAAP measures is not provided because comparable GAAP measures for such measures are not reasonably accessible or reliable due to the inherent difficulty in forecasting and quantifying measures that would be necessary for such reconciliation. Namely, we are not, without unreasonable effort, able to reliably predict the impact of accelerated depreciation and impairment charges, legal and other settlements, gains and losses from equity investments and other adjustments. In addition, the company believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors. These items are uncertain, depend on various factors and may have a material impact on our future GAAP results.

Website Information
We routinely post important information for investors on our website, BMS.com, in the “Investors” section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, Securities and Exchange Commission (SEC) filings, public conference calls, presentations and webcasts. We may also use social media channels to communicate with our investors and the public about our company, our products and other matters, and those communications could be deemed to be material information. The information contained on, or that may be accessed through, our website or social media channels are not incorporated by reference into, and are not a part of, this document.

Cautionary Statement Regarding Forward-Looking Statements
This earnings release and the related attachments (as well as the oral statements made with respect to information contained in this release and the attachments) contain certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, the company’s 2025 financial guidance, its business development and capital allocation strategy, anticipated developments in the company’s pipeline, expectations with respect to the company’s future market position and the projected benefits of the company’s alliances and other business development activities. These statements may be identified by the fact that they use words such as “should,” “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance, although not all forward-looking statements contain such terms. All statements that are not statements of historical facts are, or may be deemed to be, forward-looking statements. No forward-looking statement can be guaranteed, and there is no assurance that the company will achieve its financial guidance and long-term targets, that the company’s future clinical studies will support the data described in this release, that the company’s product candidates will receive necessary clinical and manufacturing regulatory approvals, that the company’s pipeline products will prove to be commercially successful, that clinical and manufacturing regulatory approvals will be sought or obtained within currently expected timeframes, or that contractual milestones will be achieved.

Forward-looking statements are based on current expectations and projections about the company’s future financial results, goals, plans and objectives and involve inherent risks, assumptions and uncertainties, including internal or external factors that could delay, divert or change any of them in the next several years, that are difficult to predict, may be beyond the company’s control and could cause the company’s future financial results, goals, plans and objectives to differ materially from those expressed in, or implied by, the statements. Such risks, uncertainties and other matters include, but are not limited to: increasing pricing pressures from market access, pharmaceutical pricing controls and discounting; market actions taken by private and government payers to manage drug utilization and contain costs; government actions relating to the imposition of new tariffs, trade restrictions and export regulations; the company’s ability to retain patent and market exclusivity for certain products; regulatory changes that result in lower prices, lower reimbursement rates and smaller populations for whom payers will reimburse; changes under the 340B Drug Pricing Program; the company’s ability to obtain and maintain regulatory approval for its product candidates; the possibility of difficulties and delays in product introduction and commercialization; increasing industry competition; potential difficulties, delays and disruptions in manufacturing, distribution or sale of products; the company’s ability to identify potential strategic acquisitions, licensing opportunities or other beneficial transactions; failure to complete, or delays in completing, collaborations, acquisitions, divestitures, alliances and other portfolio actions and the failure to achieve anticipated benefits from such transactions and actions; exposure to litigation and/or regulatory actions or investigations; the impact of any healthcare reform and legislation or regulatory action in the United States and international markets; increasing market penetration of lower-priced generic products; the failure of the company’s suppliers, vendors, outsourcing partners, alliance partners and other third parties to meet their contractual, regulatory and other obligations; the impact of counterfeit or unregistered versions of the company’s products and from stolen products; product label changes or other measures that could result in declining sales; safety or efficacy concerns regarding the company’s products or any product in the same class as the company’s products; the risk of cyber-attacks and unauthorized disclosure of trade secrets or other confidential data; the company’s ability to execute its financial, strategic and operational plans; the company’s ability to attract and retain key personnel; the impact of the company’s significant indebtedness; political and financial instability of international economies and sovereign risk; interest rate and currency exchange rate fluctuations, credit and foreign exchange risk management; risks relating to the use of social media platforms; issuance of new or revised accounting standards; and risks relating to public health outbreaks, epidemics and pandemics.

Forward-looking statements in this earnings release should be evaluated together with the many risks and uncertainties that affect the company’s business and market, particularly those identified in the cautionary statement and risk factors discussion in the company’s Annual Report on Form 10-K for the year ended December 31, 2024, as updated by the company’s subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC. The forward-looking statements included in this document are made only as of the date of this document and except as otherwise required by applicable law, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.

BRISTOL-MYERS SQUIBB COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended March 31,
	2025	2024

Net product sales	$10,886	$11,559
Alliance and other revenues	315	306
Total Revenues	11,201	11,865

Cost of products sold(a)	3,033	2,932
Selling, general and administrative	1,584	2,367
Research and development	2,257	2,695
Acquired IPRD	188	12,949
Amortization of acquired intangible assets	830	2,357
Other (income)/expense, net	339	81
Total Expenses	8,230	23,381

Earnings/(Loss) Before Income Taxes	2,971	(11,516)
Income tax provision	509	392
Net Earnings/(Loss)	2,462	(11,908)
Noncontrolling Interest	6	3
Net Earnings/(Loss) Attributable to BMS	$2,456	$(11,911)

Weighted-Average Common Shares Outstanding:
Basic	2,031	2,023
Diluted	2,040	2,023

Earnings/(Loss) per Common Share:
Basic	$1.21	$(5.89)
Diluted	1.20	(5.89)

Other (income)/expense, net
Interest expense(b)	$494	$425
Royalty income - divestitures	(272)	(271)
Royalty and licensing income	(259)	(161)
Provision for restructuring	133	220
Investment income	(138)	(183)
Integration expenses	41	71
Litigation and other settlements	257	2
Acquisition expense	2	49
Equity investment (gains)/losses	78	(102)
Other	3	31
Other (income)/expense, net	$339	$81
(a)     Excludes amortization of acquired intangible assets.
(b) Includes amortization of purchase price adjustments to Celgene debt.

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUES
FOR THE THREE MONTHS ENDED MARCH 31, 2025 AND 2024
(Unaudited, dollars in millions)

							Change vs. 2024
	2025			2024			GAAP			Excl. F/X**
	U.S.	Int'l(c)	WW(d)	U.S.	Int'l(c)	WW(d)	U.S.	Int'l(c)	WW(d)	U.S.	Int'l(c)	WW(d)
Growth Portfolio
Opdivo	$1,332	$933	$2,265	$1,155	$923	$2,078	15%	1%	9%	15%	7%	12%
Opdivo Qvantig	8	—	9	—	—	—	N/A	N/A	N/A	N/A	N/A	N/A
Orencia	555	215	770	572	226	798	(3)%	(5)%	(4)%	(3)%	(1)%	(2)%
Yervoy	394	230	624	368	215	583	7%	7%	7%	7%	12%	9%
Reblozyl	390	89	478	293	61	354	33%	44%	35%	33%	49%	36%
Opdualag	228	25	252	198	8	206	15%	>200%	23%	15%	>200%	23%
Breyanzi	204	60	263	87	20	107	133%	>200%	146%	133%	>200%	148%
Camzyos	126	33	159	77	7	84	63%	>200%	89%	63%	>200%	90%
Zeposia	61	46	107	72	38	110	(16)%	22%	(3)%	(16)%	26%	(2)%
Abecma	59	45	103	52	30	82	13%	47%	26%	13%	54%	28%
Sotyktu	32	23	55	34	10	44	(5)%	138%	27%	(5)%	146%	29%
Krazati	44	4	48	21	—	21	116%	>200%	125%	116%	>200%	125%
Cobenfy	27	—	27	—	—	—	N/A	N/A	N/A	N/A	N/A	N/A
Other Growth Products(a)	174	229	403	154	171	325	13%	34%	24%	13%	35%	25%
Total Growth Portfolio	3,633	1,930	5,563	3,083	1,709	4,792	18%	13%	16%	18%	18%	18%
Legacy Portfolio
Eliquis	2,646	919	3,565	2,821	899	3,720	(6)%	2%	(4)%	(6)%	5%	(3)%
Revlimid	809	127	936	1,453	216	1,669	(44)%	(41)%	(44)%	(44)%	(39)%	(44)%
Pomalyst/Imnovid	537	122	658	597	268	865	(10)%	(55)%	(24)%	(10)%	(53)%	(24)%
Sprycel	126	49	175	282	92	374	(56)%	(47)%	(53)%	(56)%	(43)%	(53)%
Abraxane	40	65	105	145	72	217	(72)%	(10)%	(52)%	(72)%	(6)%	(50)%
Other Legacy Products(b)	82	116	199	95	133	228	(14)%	(10)%	(12)%	(14)%	(8)%	(11)%
Total Legacy Portfolio	4,240	1,398	5,638	5,393	1,680	7,073	(21)%	(17)%	(20)%	(21)%	(14)%	(20)%
Total Revenues	$7,873	$3,328	$11,201	$8,476	$3,389	$11,865	(7)%	(2)%	(6)%	(7)%	2%	(4)%
**    See "Use of Non-GAAP Financial Information".
(a)    Includes Augtyro, Onureg, Inrebic, Nulojix, Empliciti and royalty revenues.
(b)    Includes other mature brands.
(c)    Includes Puerto Rico.
(d)    Worldwide (WW) includes U.S. and International (Int'l).

BRISTOL-MYERS SQUIBB COMPANY
INTERNATIONAL REVENUES(a)
FOREIGN EXCHANGE IMPACT (%)
(Unaudited)

	Three Months Ended March 31, 2025
	Revenue Change %	F/X % Favorable/ (Unfavorable) **	Revenue Change % Ex- F/X **
Growth Portfolio
Opdivo	1%	(6)%	7%
Opdivo Qvantig	N/A	N/A	N/A
Orencia	(5)%	(4)%	(1)%
Yervoy	7%	(6)%	12%
Reblozyl	44%	(5)%	49%
Opdualag	>200%	NM	>200%
Breyanzi	>200%	NM	>200%
Camzyos	>200%	NM	>200%
Zeposia	22%	(4)%	26%
Abecma	47%	(6)%	54%
Sotyktu	138%	(9)%	146%
Krazati	>200%	NM	>200%
Cobenfy	N/A	N/A	N/A
Other Growth Products(b)	34%	(1)%	35%
Total Growth Portfolio	13%	(5)%	18%
Legacy Portfolio
Eliquis	2%	(3)%	5%
Revlimid	(41)%	(3)%	(39)%
Pomalyst/Imnovid	(55)%	(1)%	(53)%
Sprycel	(47)%	(3)%	(43)%
Abraxane	(10)%	(4)%	(6)%
Other Legacy Products(c)	(10)%	(2)%	(8)%
Total Legacy Portfolio	(17)%	(3)%	(14)%
Total Revenues	(2)%	(4)%	2%
NM    Not meaningful
**    See "Use of Non-GAAP Financial Information".
(a)    Includes Puerto Rico.
(b)    Includes Augtyro, Onureg, Inrebic, Nulojix, Empliciti and royalty revenues.
(c)    Includes other mature brands.

BRISTOL-MYERS SQUIBB COMPANY
WORLDWIDE REVENUES(a)
FOREIGN EXCHANGE IMPACT (%)
(Unaudited)

	Three Months Ended March 31, 2025
	Revenue Change %	F/X % Favorable/ (Unfavorable) **	Revenue Change % Ex- F/X **
Growth Portfolio
Opdivo	9%	(3)%	12%
Opdivo Qvantig	N/A	N/A	N/A
Orencia	(4)%	(1)%	(2)%
Yervoy	7%	(2)%	9%
Reblozyl	35%	(1)%	36%
Opdualag	23%	—%	23%
Breyanzi	146%	(2)%	148%
Camzyos	89%	(1)%	90%
Zeposia	(3)%	(1)%	(2)%
Abecma	26%	(2)%	28%
Sotyktu	27%	(2)%	29%
Krazati	125%	—%	125%
Cobenfy	N/A	N/A	N/A
Other Growth Products(b)	24%	(1)%	25%
Total Growth Portfolio	16%	(2)%	18%
Legacy Portfolio
Eliquis	(4)%	(1)%	(3)%
Revlimid	(44)%	—%	(44)%
Pomalyst/Imnovid	(24)%	—%	(24)%
Sprycel	(53)%	(1)%	(53)%
Abraxane	(52)%	(1)%	(50)%
Other Legacy Products(c)	(12)%	(1)%	(11)%
Total Legacy Portfolio	(20)%	(1)%	(20)%
Total Revenues	(6)%	(1)%	(4)%
NM    Not meaningful
**    See "Use of Non-GAAP Financial Information".
(a)    Worldwide (WW) includes U.S. and International (Int'l).
(b)    Includes Augtyro, Onureg, Inrebic, Nulojix, Empliciti and royalty revenues.
(c)    Includes other mature brands.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF GAAP AND NON-GAAP GROWTH DOLLARS AND PERCENTAGES EXCLUDING FOREIGN EXCHANGE IMPACT *
(Unaudited, dollars in millions)

THREE MONTHS	2025	2024	Change $	Change %	Favorable / (Unfavorable) F/X $ **	2025 Excl. F/X **	Favorable / (Unfavorable) F/X % **	% Change Excl. F/X **
Revenues	$11,201	$11,865	$(664)	(6)%	$(137)	$11,338	(1)%	(4)%
Gross profit	8,168	8,933	(764)	(9)%	N/A	N/A	N/A	N/A
Gross profit excluding specified items(a)	8,183	8,955	(772)	(9)%	N/A	N/A	N/A	N/A

Gross margin(b)	72.9%	75.3%
Gross margin excluding specified items(a)	73.1%	75.5%

Selling, general and administrative	1,584	2,367	(782)	(33)%	15	1,600	1%	(32)%
Selling, general and administrative excluding specified items(a)	1,583	1,989	(405)	(20)%	15	1,598	1%	(20)%

Research and development	2,257	2,695	(438)	(16)%	11	2,268	—%	(16)%
Research and development excluding specified items(a)	2,235	2,346	(112)	(5)%	11	2,246	—%	(4)%

Operating margin(c)	38.6%	32.6%
Operating margin excluding specified items	39.0%	38.9%

*    Foreign exchange impacts were derived by converting our current-period local currency financial results using the prior period average currency rates and comparing these adjusted amounts to our current-period results.
** See "Use of Non-GAAP Financial Information".
(a) Refer to the Specified Items schedule below for further details.
(b)    Represents gross profit as a percentage of Revenues.
(c)    Operating margin represents gross profit less selling, general and administrative expenses and research and development expenses, as a percentage of Revenues.

BRISTOL-MYERS SQUIBB COMPANY
SPECIFIED ITEMS
(Unaudited, dollars in millions)

	Three Months Ended March 31, 2025
	2025	2024
Inventory purchase price accounting adjustments	$13	$8
Site exit and other costs	2	14
Cost of products sold	14	22

Acquisition related charges(a)	—	372
Site exit and other costs	1	6
Selling, general and administrative	1	378

Acquisition related charges(a)	—	348
Site exit and other costs	21	1
Research and development	21	349

Amortization of acquired intangible assets	830	2,357

Interest expense(b)	(12)	(13)
Provision for restructuring	133	220
Integration expenses	41	71
Litigation and other settlements	246	—
Acquisition expenses	2	49
Equity investment (gain)/losses	77	(102)
Other	2	10
Other (income)/expense, net	489	235

Increase to Earnings before income taxes	1,356	3,341

Income taxes on items above	(143)	(340)

Increase to net earnings	$1,212	$3,001
(a)    Includes cash settlement of unvested stock awards, and other related costs incurred in connection with the recent acquisitions of Karuna, RayzeBio and Mirati.
(b)    Includes amortization of purchase price adjustments to Celgene debt.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF CERTAIN GAAP LINE ITEMS TO CERTAIN NON-GAAP LINE ITEMS
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended March 31, 2025
	GAAP	Specified Items(a)	Non-GAAP
Gross profit	$8,168	$14	$8,183
Selling, general and administrative	1,584	(1)	1,583
Research and development	2,257	(21)	2,235
Amortization of acquired intangible assets	830	(830)	—
Other (income)/expense, net	339	(489)	(150)
Earnings/(Loss) before income taxes	2,971	1,356	4,326
Income tax provision	509	143	652
Net earnings/(loss) attributable to BMS used for diluted EPS calculation	$2,456	$1,212	$3,668

Weighted-average common shares outstanding—diluted	2,040	2,040	2,040
Diluted earnings/(loss) per share	$1.20	$0.59	$1.80

Effective tax rate	17.1%	(2.1)%	15.1%

	Three Months Ended March 31, 2024
	GAAP	Specified Items(a)	Non-GAAP
Gross profit	$8,933	$22	$8,955
Selling, general and administrative	2,367	(378)	1,989
Research and development	2,695	(349)	2,346
Amortization of acquired intangible assets	2,357	(2,357)	—
Other (income)/expense, net	81	(235)	(154)
Earnings/(Loss) before income taxes	(11,516)	3,341	(8,175)
Income tax provision	392	340	732
Net earnings/(loss) attributable to BMS used for diluted EPS calculation	$(11,911)	$3,001	$(8,910)

Weighted-average common shares outstanding—diluted	2,023	2,023	2,023
Diluted earnings/(loss) per share	$(5.89)	$1.49	$(4.40)

Effective tax rate	(3.4)%	(5.6)%	(9.0)%
(a) Refer to the Specified Items schedule above for further details. Effective tax rate on the Specified Items represents the difference between the GAAP and Non-GAAP effective tax rate.

BRISTOL-MYERS SQUIBB COMPANY
NET DEBT CALCULATION
AS OF MARCH 31, 2025 AND DECEMBER 31, 2024
(Unaudited, dollars in millions)

	March 31, 2025	December 31, 2024

Cash and cash equivalents	$10,875	$10,346
Marketable debt securities - current	907	513
Marketable debt securities - non-current	344	320
Cash, cash equivalents and marketable debt securities	$12,126	$11,179
Short-term debt obligations	(3,554)	(2,046)
Long-term debt	(46,157)	(47,603)
Net debt position	$(37,584)	$(38,470)